Amended No. 3 to

the Investment Agreement

XM20160810-01-A3

Parties:

Party A: The Administrative Committee of Xiamen Torch Hi-Tech Industrial Development Zone (hereinafter "Party A")

Party B: People's government of Xiang'an Xiamen (hereinafter "Party B")

Party C: Photronics Singapore Pte, Ltd. (hereinafter "Party C")

Party D: DNP Asia Pacific Pte. Ltd. (hereinafter "Party D")

Party E: Xiamen American Japan Photronics Mask Co., Ltd. (hereinafter "Party E " or the "Project Company")

Party A, B, C ,D,E are collectively referred to as the "Parties".

Whereas:

Party A and Party C signed an Investment Agreement with an agreement number XM20160810-01 on 28th Nov 2016（hereinafter Original Agreement）, Party C and Party D join the Investment Agreement by signing the Amendment No.1 on 26th June 2019(contract number XM20160810-01-A1), the parties and People's government of Xiang'an Xiamen signed the Amendment No.2 with contract number XM20160810-01-A2 on 24th Octobor 2020(hereinafter collectively referred to as the "Investment Agreement"). To make further innovation and upgrade the technology of photomask manufacturing for the integrated circuit industry, Party A and Party B have agreed to provide Party E with additional incentives as set forth herein, the Parties agree to amend the Investment Agreement as following:

I. Party E's subscribed registered capital increases from [redacted] to [redacted] before [redacted] of [redacted] subject to the board approval of Party C, D, and E and the shareholders' meeting's approval of Party E,among the above increased capital I, [redacted] will be paid in before [redacted] of [redacted], [redacted] will be paid in before [redacted] of [redacted]. Under the condition that Party C, Party D and Party E comply with this article, Party A and

Party B provide the following additional equipment subsidies:

a) Party A and Party B agree to provide Party E with equipment subsidies for the brand-new key imported production equipment purchased by Party E (see Exhibit 1 for a list of equipment), which used for [redacted] technology and reach Party E' Xiamen plant before [redacted] unless Party E present the explaination letter of delaying due to Sino-us trade friction. Such subsidies paid to Party E by Party A and Party B for the Equipment shall be [redacted] of the purchase price of the new equipment, provided that such subsidies shall not exceed an amount in RMB equivalent to [redacted].

b) Upon the above-mentioned equipment that Party E purchases installed, assembled or commissioned in its plants in Xiamen, Project Company provides application and required documentation of subsidies in the following year on this part of equipment (such as equipment purchase contracts or purchase orders, invoices, list of customs clearance, etc.) separately to Party A and Party B , after the

verification by Party A and Party B, Party A and Party B shall provide the corresponding subsidies (ten percent of the purchase price of the new equipment) to Project Company in 10 working days. Party A and Party B will share the subsidies by ratio of 1:1.

c) For the above mentioned equipment subsidies, if Party E is in accordance with condition of the related publicly executed preferential policy of Xiamen municipal government , Party E shall apply for the preferential policy of Xiamen municipal government firstly, if the subsidies that this preferential_policy of Xiamen municipal government cannot reach [redacted] of the purchase price of the new equipment, Party A and Party B will provide the balance subsidies by ratio of [redacted]

II. The above mentioned equipment subsidies will not be calculated in the scope of upper limit of subsidiaries（that is [redacted]）which formulated in the Article III.c. of the Original Agreement. The subsidies of this Amendment NO.3 will be checked and paid independently.

III. Exhibits shall be treated as an integral part of this Amendment NO.3 to the Investment Agreement.

IV. This Amendment NO.3 has been entered into in four original copies. All four original copies shall be equally binding. The parties shall each maintain One (1) copy in the language of Chinese and English. All four copies shall take effect upon execution and stamping of seals. To the extent that there shall be conflicts between the Chinese and the English, the Chinese version shall control.